UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2025

PALISADE BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33672	52-2007292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1902 Wright Place Suite 200
Carlsbad, California	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4900

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PALI	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

Corporate Update

On October 15, 2025, Palisade Bio, Inc. (the “Company”) provided the following corporate and financing updates:

The Company reports that, as of October 15, 2025, it had cash and cash equivalents of approximately $133.3 million. The Company also reported that, as of October 15, 2025, there were 133,002,572 shares of its common stock outstanding and pre-funded warrants to purchase up to 73,271,424 shares of its common stock outstanding.

NASDAQ Compliance Letter

As previously disclosed on the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2025, on April 30, 2025, the Company received a notice from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that, for the 30 consecutive trading days preceding the date of the notice, the bid price of the Company’s common stock, par value $0.01 per share, had closed below the $1.00 per share minimum required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notice received had no immediate effect on the Company’s Nasdaq listing. In accordance with Nasdaq rules, the Company was provided an initial period of 180 calendar days, or until October 27, 2025, to regain compliance with the Minimum Bid Price Requirement.

On October 15, 2025, the Company received a minimum bid price compliance letter from the Staff confirming the Company has regained compliance with Listing Rule 5550(a)(2), and that the matter is now closed. There can be no assurance, however, that the Company will be able to maintain compliance with Listing Rule 5550(a)(2) in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 16, 2025	Palisade Bio, Inc.

/s/ J.D. Finley
	By:	J.D. Finley
Chief Executive Officer